 Exhibit 99.1

October 23, 2023

NOTICE OF REDEMPTION OF WARRANTS (CUSIP 25461T113)

Dear Warrant Holder,

Direct Digital Holdings, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on October 30, 2023 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), that were issued under that certain Warrant Agency Agreement, dated February 15, 2022 (as amended, the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC (now Equiniti Trust Company, LLC), a New York limited liability company, as warrant agent (the “Warrant Agent”), as amended by that certain Amendment to Warrant Agreement, effective as of October 3, 2023, by and among the Company and the Warrant Agent, as part of the units sold in the Company’s initial public offering for a redemption price of $0.35 per Warrant (the “Redemption Price”). Each Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $5.50 per share (the “Exercise Price”), subject to customary adjustments. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.”

The Warrants are listed on the Nasdaq Capital Market under the symbol “DRCTW”. On October 20, 2023, the closing price of the Warrants was $0.36, and the closing price of the Common Stock, listed on the Nasdaq Capital Market under the symbol “DRCT,” was $2.62.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants.

The Company is exercising this right to redeem the Warrants pursuant to Section 6A of the Warrant Agreement. Pursuant to Section 6A.1 of the Warrant Agreement and at the Company’s option, the Company has the right to redeem not less than all of the outstanding Warrants for $0.35 in cash for every Warrant held by the holder thereof (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).

EXERCISE PROCEDURE

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase Common Stock. Each Warrant entitles the holder thereof to purchase one share of Common Stock at the Exercise Price.

In accordance with Section 6A.3 of the Warrant Agreement, the Warrants may be exercised for cash only in accordance with subsection 3.3.1 of the Warrant Agreement at any time after this Notice of Redemption has been given by the Company pursuant to Section 6A.2 of the Warrant Agreement and prior to the Redemption Date.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.

Persons who are holders of record of their Warrants may exercise their Warrants by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, (i) in the form attached to the form of Warrant as Exhibit A thereto or (ii) via an electronic warrant exercise through the DTC system (the “Exercise Notice”), of the Holder’s election to exercise the Warrant

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The fully and properly completed Exercise Notice must be received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date. Any failure to deliver a fully and properly completed Exercise Notice before such time will result in such holder’s Warrants being redeemed and not exercised.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,

DIRECT DIGITAL HOLDINGS, INC.

/s/ Mark Walker
Mark Walker
Chief Executive Officer